Exhibit 99.1
Planet Fitness, Inc. Announces Third Quarter 2023 Results
System-wide same store sales increased 8.4%
Ended third quarter with total membership of more than 18.5 million
Opened 26 new Planet Fitness stores bringing total to 2,498
Updates 2023 outlook

Hampton, NH, November 7, 2023 - Today, Planet Fitness, Inc. (NYSE:PLNT) reported financial results for its third quarter ended September 30, 2023.
“I’m honored to serve as interim CEO of such a truly unique brand with a strong track record of growth as we enter the next chapter of the Planet Fitness journey. As a Board member, and a Planet Fitness franchisee, I know firsthand the power of this brand, the strength of our team, and our commitment to a welcoming, non-intimidating culture, all of which uniquely position us to continue to lead the industry. My priorities are to lead the team as we execute on the current strategy with a focus on enhancing returns on stores as well as assisting the Board with the search for a permanent CEO,” said Governor Craig Benson, interim Chief Executive Officer. “We ended the third quarter with more than 18.5 million members, drove 8.4 percent system-wide same store sales growth primarily from an increase in members, and grew our store count to nearly 2,500 locations globally. With our industry-leading results, we’re adjusting our store-level return model to further improve the attractiveness of opening and operating Planet Fitness stores in a new macro-environment. The changes include decreasing certain capital investments by extending the timing for replacing equipment and completing remodels, to set us and our franchisees up for continued long-term sustainable growth.”
Third Quarter Fiscal 2023 results
•Total revenue increased from the prior year period by 13.6% to $277.6 million.
•System-wide same store sales increased by 8.4%.
•System-wide sales increased $124.8 million to $1,092.9 million, from $968.1 million in the prior year period.
•Net income attributable to Planet Fitness, Inc. was $39.1 million, or $0.46 per diluted share, compared to $26.9 million, or $0.32 per diluted share, in the prior year period.
•Net income increased $10.6 million to $41.3 million, compared to $30.7 million in the prior year period.
•Adjusted net income(1) increased $13.6 million to $51.8 million, or $0.59 per diluted share, compared to $38.2 million, or $0.42 per diluted share, in the prior year period.
•Adjusted EBITDA(1) increased $18.0 million to $111.9 million from $93.9 million in the prior year period.
•26 new Planet Fitness stores were opened during the period, including 2 corporate-owned and 24 franchisee-owned stores, bringing system-wide total stores to 2,498 as of September 30, 2023.
•Cash, cash equivalents and marketable securities of $474.1 million, which includes cash and cash equivalents of $309.0 million, marketable securities of $118.7 million and restricted cash of $46.4 million.
(1) Adjusted net income and Adjusted EBITDA are non-GAAP measures. For reconciliations of Adjusted EBITDA and Adjusted net income to U.S. GAAP (“GAAP”) net income see “Non-GAAP Financial Measures” accompanying this press release.
Operating Results for the Third Quarter Ended September 30, 2023
For the third quarter 2023, total revenue increased $33.2 million or 13.6% to $277.6 million from $244.4 million in the prior year period, which included the impact of the system-wide same store sales growth of 8.4%. By segment:
•Franchise segment revenue increased $17.4 million or 21.6% to $98.2 million from $80.7 million in the prior year period. The increase in franchise segment revenue for the third quarter of 2023 was primarily due to an $8.0 million increase in franchise royalty revenue, a $3.5 million increase in franchise and other fees, a $3.0 million increase in National Advertising Fund (“NAF”) revenue, a $1.5 million increase in equipment placement revenue and $1.3 million of revenue associated with the sale of HVAC units to franchisees. Of the $8.0 million increase in franchise royalty revenue, $4.4 million was attributable to a franchisee-owned same store sales increase of 8.2%, $1.7 million was from higher royalties on annual fees and $1.6 million was attributable to new stores opened since July 1, 2022;
•Corporate-owned stores segment revenue increased $11.9 million or 11.8% to $113.2 million from $101.3 million in the prior year period. Of the increase, $6.8 million was from the corporate-owned store same store sales increase of

10.1%, and $5.1 million was from new store openings since July 1, 2022 and the April 2023 acquisition of 4 stores in Florida; and
•Equipment segment revenue increased $3.8 million or 6.1% to $66.1 million from $62.3 million in the prior year period, driven by $5.6 million of higher equipment sales to existing franchisee-owned stores in the three months ended September 30, 2023. We had equipment sales to 22 and 27 new franchisee-owned stores in the three months ended September 30, 2023 and September 30, 2022, respectively.
For the third quarter of 2023, net income attributable to Planet Fitness, Inc. was $39.1 million, or $0.46 per diluted share, compared to $26.9 million, or $0.32 per diluted share, in the prior year period. Net income was $41.3 million in the third quarter of 2023 compared to $30.7 million in the prior year period. Adjusted net income increased $13.6 million to $51.8 million, or $0.59 per diluted share, from $38.2 million, or $0.42 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized federal income tax rate of 25.9% for both the current and prior year period, and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”), increased $18.0 million to $111.9 million from $93.9 million in the prior year period.
Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).
•Franchise segment EBITDA increased $14.1 million to $67.6 million. The increase in franchise segment EBITDA for the third quarter of 2023 was primarily attributable to the franchise revenue increases as described above of $17.4 million, partially offset by $1.3 million of higher cost of goods sold from HVAC units sold to franchisees, $0.8 million of higher selling, general, and administrative expenses, and higher national advertising fund expenses of $0.6 million;
•Corporate-owned stores segment EBITDA increased $3.8 million to $44.3 million. Of the increase, $3.9 million was attributable to the stores included in the same store sales base and $2.2 million was from new store openings since July 1, 2022 and the April 2023 acquisition of 4 stores in Florida, partially offset by $1.0 million of higher corporate store selling, general, and administrative expenses in the three months ended September 30, 2023 and by a $1.3 million gain in the prior year related to the sale of corporate-owned stores; and
•Equipment segment EBITDA increased by $0.6 million to $16.4 million, primarily driven by higher equipment sales to existing franchisee-owned stores in the three months ended September 30, 2023 compared to the three months ended September 30, 2022, as described above.
2023 Outlook
For the year ending December 31, 2023, the Company is updating or reiterating the following expectations as compared to the Company’s 2022 results, which assumes there are no material new supply chain disruptions:
•It now expects new equipment placements of between approximately 130 and 140 in franchisee-owned locations (previously it expected approximately 140)
•It now expects system-wide new store openings of between approximately 150 and 160 locations (previously it expected approximately 160)
•It continues to expect system-wide same store sales in the high single-digit percentage range
The following are 2023 growth expectations over the Company’s 2022 results:
•It now expects revenue to increase approximately 14% (previously it expected approximately 12%)
•It now expects Adjusted EBITDA to increase approximately 18% (previously it expected approximately 17%)
•It now expects Adjusted net income to increase approximately 33% (previously it expected approximately 30%)
•It now expects Adjusted earnings per share to increase approximately 35% (previously it expected approximately 34%), based on Adjusted diluted shares outstanding of approximately 89 million, inclusive of the nearly 1.7 million shares repurchased through September 30, 2023
The Company continues to expect 2023 net interest expense to be in the low $70 million range, capital expenditures to increase approximately 40%, and depreciation and amortization to increase in the high-teens percentage range.

Presentation of Financial Measures
Planet Fitness, Inc. (the “Company”) was formed in March 2015 for the purpose of facilitating the initial public offering (the “IPO”) and related recapitalization transactions that occurred in August 2015, and in order to carry on the business of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”) and its subsidiaries. As the sole managing member of Pla-Fit Holdings, the Company operates and controls all of the business and affairs of Pla-Fit Holdings, and through Pla-Fit Holdings, conducts its business. As a result, the Company consolidates Pla-Fit Holdings’ financial results and reports a non-controlling interest related to the portion of Pla-Fit Holdings not owned by the Company.
The financial information presented in this press release includes non-GAAP financial measures such as EBITDA, Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, to provide measures that we believe are useful to investors in evaluating the Company’s performance. These non-GAAP financial measures are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by similar amounts or other unusual or nonrecurring items. See the tables at the end of this press release for a reconciliation of EBITDA, Adjusted EBITDA, Total Segment EBITDA, Adjusted net income, and Adjusted net income per share, diluted, to their most directly comparable GAAP financial measure.
The non-GAAP financial measures used in our full-year outlook will differ from net income and net income per share, diluted, determined in accordance with GAAP in ways similar to those described in the reconciliations at the end of this press release. We do not provide guidance for net income or net income per share, diluted, determined in accordance with GAAP or a reconciliation of guidance for Adjusted net income or Adjusted net income per share, diluted, to the most directly comparable GAAP measure because we are not able to predict with reasonable certainty the amount or nature of all items that will be included in our net income and net income per share, diluted, for the year ending December 31, 2023. These items are uncertain, depend on many factors and could have a material impact on our net income and net income per share, diluted, for the year ending December 31, 2023, and therefore cannot be made available without unreasonable effort.
Same store sales refers to year-over-year sales comparisons for the same store sales base of both corporate-owned and franchisee-owned stores, which is calculated for a given period by including only sales from stores that had sales in the comparable months of both years. We define the same store sales base to include those stores that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same store sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned stores.
Investor Conference Call
The Company will hold a conference call at 8:00 AM (ET) on November 7, 2023 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.planetfitness.com via the “Investor Relations” link. The webcast will be archived on the website for one year.
About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the world by number of members and locations. As of September 30, 2023, Planet Fitness had more than 18.5 million members and 2,498 stores in 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico and Australia. The Company’s mission is to enhance people’s lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.

Investor Contact:
Stacey Caravella
investor@planetfitness.com
603-750-4674
Media Contacts:
McCall Gosselin, Planet Fitness
mccall.gosselin@pfhq.com
603-957-4650
Brittany Fraser, ICR
brittany.fraser@icrinc.com
917-658-8750
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s statements with respect to expected future performance presented under the heading “2023 Outlook,” those attributed to the Company’s Interim Chief Executive Officer in this press release, the Company’s expected membership growth, share repurchases, and other statements, estimates and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as "believe," “expect,” “goal,” “plan,” “will,” “prospects,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain members, the Company's and franchisees' ability to identify and secure suitable sites for new franchise stores, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, our substantial increased indebtedness as a result of our refinancing and securitization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future, our future financial performance and our ability to pay principal and interest on our indebtedness, our corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company's information systems or technology, our ability to successfully identify and engage a highly qualified permanent CEO, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Planet Fitness, Inc. and subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Revenue:
Franchise	$80,587	$66,168	$237,313	$200,243
National advertising fund revenue	17,578	14,578	52,378	43,130
Corporate-owned stores	113,245	101,330	332,885	278,940
Equipment	66,141	62,310	163,664	133,191
Total revenue	277,551	244,386	786,240	655,504
Operating costs and expenses:
Cost of revenue	53,751	48,531	132,561	103,436
Store operations	63,120	57,892	188,011	161,789
Selling, general and administrative	33,290	27,148	93,705	86,176
National advertising fund expense	17,618	17,009	52,496	50,445
Depreciation and amortization	37,477	32,572	110,254	90,427
Other (gains) losses, net	(56)	(700)	7,705	(2,452)
Total operating costs and expenses	205,200	182,452	584,732	489,821
Income from operations	72,351	61,934	201,508	165,683
Other expense, net:
Interest income	4,245	1,561	12,339	2,244
Interest expense	(21,704)	(21,917)	(64,771)	(66,527)
Other income, net	148	4,762	631	9,000
Total other expense, net	(17,311)	(15,594)	(51,801)	(55,283)
Income before income taxes	55,040	46,340	149,707	110,400
Equity losses of unconsolidated entities, net of tax	(242)	(2)	(580)	(334)
Provision for income taxes	13,474	15,661	38,855	35,942
Net income	41,324	30,677	110,272	74,124
Less net income attributable to non-controlling interests	2,190	3,764	7,299	8,405
Net income attributable to Planet Fitness, Inc.	$39,134	$26,913	$102,973	$65,719
Net income per share of Class A common stock:
Basic	$0.46	$0.32	$1.22	$0.78
Diluted	$0.46	$0.32	$1.21	$0.78
Weighted-average shares of Class A common stock outstanding:
Basic	84,610	84,156	84,558	84,377
Diluted	84,886	84,547	84,870	84,798

Planet Fitness, Inc. and subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except per share amounts)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$308,970	$409,840
Restricted cash	46,381	62,659
Short-term marketable securities	108,460	—
Accounts receivable, net of allowances for uncollectible amounts of $0 and $0 as of September 30, 2023 and December 31, 2022, respectively	36,362	46,242
Inventory	7,536	5,266
Prepaid expenses	18,073	11,078
Other receivables	8,678	14,975
Income tax receivables	5,659	5,471
Total current assets	540,119	555,531
Long-term marketable securities	10,252	—
Property and equipment, net of accumulated depreciation of $296,677 and $227,869 as of September 30, 2023 and December 31, 2022, respectively	366,780	348,820
Investments, net of allowances for expected credit losses of $14,951 and $14,957 as of September 30, 2023 and December 31, 2022, respectively	46,037	25,122
Right-of-use assets, net	381,819	346,937
Intangible assets, net	385,462	417,067
Goodwill	717,502	702,690
Deferred income taxes	492,965	454,565
Other assets, net	3,911	3,857
Total assets	$2,944,847	$2,854,589
Liabilities and stockholders' deficit
Current liabilities:
Current maturities of long-term debt	$20,750	$20,750
Accounts payable	28,364	20,578
Accrued expenses	56,430	66,993
Equipment deposits	13,933	8,443
Restricted liabilities – national advertising fund	805	—
Deferred revenue, current	64,352	53,759
Payable pursuant to tax benefit arrangements, current	38,193	31,940
Other current liabilities	50,019	42,067
Total current liabilities	272,846	244,530
Long-term debt, net of current maturities	1,966,682	1,978,131
Lease liabilities, net of current portion	379,810	341,843
Deferred revenue, net of current portion	32,670	33,152
Deferred tax liabilities	1,397	1,471
Payable pursuant to tax benefit arrangements, net of current portion	451,569	462,525
Other liabilities	4,803	4,498
Total noncurrent liabilities	2,836,931	2,821,620
Stockholders' equity (deficit):
Class A common stock, $.0001 par value - 300,000 authorized, 85,410 and 83,430 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	9	8
Class B common stock, $.0001 par value - 100,000 authorized, 2,733 and 6,146 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	1
Accumulated other comprehensive loss	(684)	(448)
Additional paid in capital	570,397	505,144
Accumulated deficit	(726,800)	(703,717)
Total stockholders' deficit attributable to Planet Fitness, Inc.	(157,078)	(199,012)
Non-controlling interests	(7,852)	(12,549)
Total stockholders' deficit	(164,930)	(211,561)
Total liabilities and stockholders' deficit	$2,944,847	$2,854,589

Planet Fitness, Inc. and subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands, except per share amounts)

	For the nine months ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$110,272	$74,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110,254	90,427
Amortization of deferred financing costs	4,114	4,129
Write-off of deferred financing costs	—	1,583
Accretion of marketable securities discount	(2,224)	—
Dividends accrued on investment	(1,490)	(1,391)
Deferred tax expense	34,884	35,026
Equity losses of unconsolidated entities, net of tax	580	334
Gain on adjustment of allowance for credit losses on held-to-maturity investment	(6)	(1,572)
Gain on re-measurement of tax benefit arrangement	—	(8,381)
Loss on reacquired franchise rights	110	1,160
Gain on sale of corporate-owned stores	—	(1,324)
Equity-based compensation	6,326	6,942
Other	133	267
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	10,086	(7,477)
Inventory	(2,270)	(3,071)
Other assets and other current assets	(1,722)	(567)
Restricted liabilities (assets) - national advertising fund	805	(1,773)
Accounts payable and accrued expenses	(7,488)	(22,521)
Other liabilities and other current liabilities	6,855	1,728
Income taxes	(104)	(2,111)
Payable pursuant to tax benefit arrangements	(21,780)	(14,211)
Equipment deposits	5,495	26,049
Deferred revenue	9,428	11,506
Leases	4,662	1,550
Net cash provided by operating activities	266,920	190,426
Cash flows from investing activities:
Additions to property and equipment	(84,636)	(65,138)
Acquisition of franchisees, net of cash acquired	(26,264)	(424,940)
Proceeds from sale of corporate-owned stores	—	20,820
Proceeds from sale of property and equipment	2	60
Purchases of marketable securities	(155,007)	—
Maturities of marketable securities	37,990	—
Other investments	(20,000)	—
Net cash used in investing activities	(247,915)	(469,198)
Cash flows from financing activities:
Principal payments on capital lease obligations	(152)	(207)
Proceeds from issuance of long-term debt	—	900,000
Proceeds from issuance of Variable Funding Notes	—	75,000
Repayment of long-term debt and Variable Funding Notes	(15,563)	(719,625)
Payment of financing and other debt-related costs	—	(15,951)
Proceeds from issuance of Class A common stock	8,575	779
Repurchase and retirement of Class A common stock	(125,030)	(94,314)
Distributions paid to members of Pla-Fit Holdings	(4,216)	(2,945)
Net cash (used in) provided by financing activities	(136,386)	142,737
Effects of exchange rate changes on cash and cash equivalents	233	(729)
Net decrease in cash, cash equivalents and restricted cash	(117,148)	(136,764)
Cash, cash equivalents and restricted cash, beginning of period	472,499	603,941
Cash, cash equivalents and restricted cash, end of period	$355,351	$467,177
Supplemental cash flow information:
Net cash paid for income taxes	$4,394	$3,072
Cash paid for interest	$60,964	$60,535
Non-cash investing & financing activities:
Non-cash additions to property and equipment	$20,590	$11,566
Accrued taxes on share repurchases	$1,048	$—
Fair value of common stock issued as consideration for acquisition	$—	$393,730

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share amounts)

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Total Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted (collectively, the “non-GAAP financial measures”). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, are useful to investors in evaluating our operating performance. These non-GAAP financial measures presented in this release are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items.
EBITDA, Segment EBITDA and Adjusted EBITDA
We refer to EBITDA and Adjusted EBITDA as we use these measures to evaluate our operating performance and we believe these measures provide useful information to investors in evaluating our performance. We have also disclosed Segment EBITDA as an important financial metric utilized by the Company to evaluate performance and allocate resources to segments in accordance with ASC 280, Segment Reporting. We define EBITDA as net income before interest, taxes, depreciation and amortization. Segment EBITDA sums to Total Segment EBITDA which is equal to the Non-GAAP financial metric EBITDA. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our segments as well as the business as a whole. Our board of directors also uses EBITDA as a key metric to assess the performance of management. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. These items include certain purchase accounting adjustments, stock offering-related costs, acquisition transaction costs, and certain other charges and gains. We believe that Adjusted EBITDA is an appropriate measure of operating performance in addition to EBITDA because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share amounts)

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
Net income	$41,324	$30,677	$110,272	$74,124
Interest income	(4,245)	(1,561)	(12,339)	(2,244)
Interest expense(1)	21,704	21,917	64,771	66,527
Provision for income taxes	13,474	15,661	38,855	35,942
Depreciation and amortization	37,477	32,572	110,254	90,427
EBITDA	$109,734	$99,266	$311,813	$264,776
Purchase accounting adjustments-revenue(2)	45	84	378	213
Purchase accounting adjustments-rent(3)	173	109	461	328
Loss on reacquired franchise rights(4)	—	—	110	1,160
Gain on settlement of preexisting contract with acquiree(5)	—	—	—	(2,059)
Transaction fees and acquisition-related costs(6)	—	396	394	5,344
(Gain) loss on adjustment of allowance for credit losses on held-to-maturity investments(7)	(101)	273	(6)	(1,572)
Dividend income on held-to-maturity investments(8)	(511)	(477)	(1,490)	(1,391)
Legal matters(9)	—	238	6,250	1,189
Tax benefit arrangement remeasurement(10)	—	(4,510)	—	(8,381)
Gain on sale of corporate-owned stores(11)	—	(1,324)	—	(1,324)
Executive transition costs(12)	2,502	—	3,722	—
Other(13)	50	(153)	(590)	1,447
Adjusted EBITDA	$111,892	$93,902	$321,042	$259,730
(1)Includes a $1,583 loss on extinguishment of debt in the nine months ended September 30, 2022.
(2)Represents the impact of revenue-related purchase accounting adjustments associated with the acquisition of Pla-Fit Holdings on November 8, 2012 by TSG (the “2012 Acquisition”). At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up-front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized in these periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(3)Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall recorded rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $41, $45, $123, and $135 in the three and nine months ended September 30, 2023 and 2022, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $138, $65, $338, and $194 in the three and nine months ended September 30, 2023 and 2022, respectively, are due to the amortization of favorable and unfavorable leases. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(4)Represents the impact of a non-cash loss recorded in accordance with ASC 805 – Business Combinations related to our acquisition of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value and the contractual terms of the reacquired franchise rights and is included in other losses (gains), net on our consolidated statement of operations.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share amounts)

(5)Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other losses (gains), net on our consolidated statement of operations.
(6)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(7)Represents a (gain) loss on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investments.
(8)Represents dividend income on held-to-maturity investments.
(9)Represents costs associated with legal matters in which the Company is a defendant. In connection with the summary of terms for a settlement agreement that was agreed to between the Company and a franchisee in Mexico (the “Preliminary Settlement Agreement”), the Company recorded an estimated liability for the legal settlement of $8,550 as of December 31, 2022, inclusive of estimated future legal fees. During the second quarter of 2023, the Company revised its estimate of the legal settlement and recorded an increase to the liability of $6,250 during the nine months ended September 30, 2023 to $14,500, net of legal fees paid. In the three and nine months ended September 30, 2022, the amounts represent a reserve against an indemnification receivable related to a legal matter.
(10)Represents gains related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(11)Represents a gain on the sale of corporate-owned stores.
(12)Represents certain severance and related expenses in the three and nine months ended September 30, 2023 recorded in connection with the departure of the Chief Executive Officer and in the nine months ended September 30, 2023, also includes severance expenses recorded in connection with the elimination of the President and Chief Operating Officer position.
(13)Represents certain other charges and gains that we do not believe reflect our underlying business performance.
A reconciliation of Segment EBITDA to Total Segment EBITDA is set forth below.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
Segment EBITDA
Franchise	$67,583	$53,475	$198,418	$167,910
Corporate-owned stores	44,264	40,446	126,499	103,287
Equipment	16,434	15,803	39,134	34,638
Corporate and other	(18,547)	(10,458)	(52,238)	(41,059)
Total Segment EBITDA(1)	$109,734	$99,266	$311,813	$264,776
(1) Total Segment EBITDA is equal to EBITDA.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share amounts)

Adjusted Net Income and Adjusted Net Income per Diluted Share
Our presentation of Adjusted net income and Adjusted net income per share, diluted, assumes that all net income is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-recurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total shares of Class A common stock outstanding plus any dilutive options and restricted stock units as calculated in accordance with GAAP and assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of Adjusted net income to net income, the most directly comparable GAAP measure, and the computation of Adjusted net income per share, diluted, are set forth below.

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$41,324	$30,677	$110,272	$74,124
Provision for income taxes, as reported	13,474	15,661	38,855	35,942
Purchase accounting adjustments-revenue(1)	45	84	378	213
Purchase accounting adjustments-rent(2)	173	109	461	328
Loss on reacquired franchise rights(3)	—	—	110	1,160
Gain on settlement of preexisting contract with acquiree(4)	—	—	—	(2,059)
Transaction fees and acquisition-related costs(5)	—	396	394	5,344
Loss on extinguishment of debt(6)	—	—	—	1,583
(Gain) loss on adjustment of allowance for credit losses on held-to-maturity investments(7)	(101)	273	(6)	(1,572)
Dividend income on held-to-maturity investments(8)	(511)	(477)	(1,490)	(1,391)
Legal matters(9)	—	238	6,250	1,189
Tax benefit arrangement remeasurement(10)	—	(4,510)	—	(8,381)
Gain on sale of corporate-owned stores(11)	—	(1,324)	—	(1,324)
Executive transition costs(12)	2,502	—	3,722	—
Other(13)	50	(153)	(590)	1,447
Purchase accounting amortization(14)	12,954	10,611	38,485	29,644
Adjusted income before income taxes	$69,910	$51,585	$196,841	$136,247
Adjusted income tax expense(15)	18,107	13,361	50,982	35,288
Adjusted net income(16)	$51,803	$38,224	$145,859	$100,959

Adjusted net income per share, diluted	$0.59	$0.42	$1.64	$1.11

Adjusted weighted-average shares outstanding	88,420	90,692	89,107	90,571
(1)Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 Acquisition. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up-front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805 – Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized in these periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share amounts)

(2)Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall recorded rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $41, $45, $123, and $135 in the three and nine months ended September 30, 2023 and 2022, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $138, $65, $338, and $194 in the three and nine months ended September 30, 2023 and 2022, respectively, are due to the amortization of favorable and unfavorable leases. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3)Represents the impact of a non-cash loss recorded in accordance with ASC 805 – Business Combinations related to our acquisition of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value and the contractual terms of the reacquired franchise rights and is included in other losses (gains), net on our consolidated statement of operations.
(4)Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other losses (gains), net on our consolidated statement of operations.
(5)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(6)Represents a loss on extinguishment of debt in the nine months ended September 30, 2022.
(7)Represents a (gain) loss on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investments.
(8)Represents dividend income on held-to-maturity investments.
(9)Represents costs associated with legal matters in which the Company is a defendant. In connection with the summary of terms for a settlement agreement that was agreed to between the Company and a franchisee in Mexico (the “Preliminary Settlement Agreement”), the Company recorded an estimated liability for the legal settlement of $8,550 as of December 31, 2022, inclusive of estimated future legal fees. During the second quarter of 2023, the Company revised its estimate of the legal settlement and recorded an increase to the liability of $6,250 during the nine months ended September 30, 2023 to $14,500, net of legal fees paid. In the three and nine months ended September 30, 2022, the amounts represent a reserve against an indemnification receivable related to a legal matter.
(10)Represents gains related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(11)Represents a gain on the sale of corporate-owned stores.
(12)Represents certain severance and related expenses in the three and nine months ended September 30, 2023 recorded in connection with the departure of the Chief Executive Officer and in the nine months ended September 30, 2023, also includes severance expenses recorded in connection with the elimination of the President and Chief Operating Officer position.
(13)Represents certain other charges and gains that we do not believe reflect our underlying business performance.
(14)Includes $3,096, $3,096, $9,288 and 9,288 of amortization of intangible assets, for the three and nine months ended September 30, 2023 and 2022, recorded in connection with the 2012 Acquisition, and $9,858, $7,515, $29,197 and $20,357 of amortization of intangible assets for the three and nine months ended September 30, 2023 and 2022, respectively, recorded in connection with historical acquisitions of franchisee-owned stores. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.
(15)Represents corporate income taxes at an assumed blended tax rate of 25.9% for both the three and nine months ended September 30, 2023 and 2022, applied to adjusted income before income taxes.
(16)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share amounts)

A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted is set forth below for the three and nine months ended September 30, 2023 and 2022:

	For the three months ended September 30, 2023			For the three months ended September 30, 2022
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$39,134	84,886	$0.46	$26,913	84,547	$0.32
Assumed exchange of shares(2)	2,190	3,534		3,764	6,145
Net income	41,324			30,677
Adjustments to arrive at adjusted income before income taxes(3)	28,586			20,908
Adjusted income before income taxes	69,910			51,585
Adjusted income tax expense(4)	18,107			13,361
Adjusted net income	$51,803	88,420	$0.59	$38,224	90,692	$0.42
(1)Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted, of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and Class B common shares for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4)Represents corporate income taxes at an assumed blended tax rate of 25.9% for both the three months ended September 30, 2023 and 2022, applied to adjusted income before income taxes.

	For the nine months ended September 30, 2023			For the nine months ended September 30, 2022
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$102,973	84,870	$1.21	$65,719	84,798	$0.78
Assumed exchange of shares(2)	7,299	4,237		8,405	5,773
Net income	110,272			74,124
Adjustments to arrive at adjusted income before income taxes(3)	86,569			62,123
Adjusted income before income taxes	196,841			136,247
Adjusted income tax expense(4)	50,982			35,288
Adjusted net income	$145,859	89,107	$1.64	$100,959	90,571	$1.11

(1)Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and Class B common shares for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4)Represents corporate income taxes at an assumed blended tax rate of 25.9% for both the nine months ended September 30, 2023 and 2022, applied to adjusted income before income taxes.